Exhibit 99.1

AGREEMENT

Pursuant to Rule 13d-1(k)(l) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned acknowledge and agree that the foregoing Schedule 13G is being filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated:    February 14, 2013

EDISON PARTNERS IV, L.P., for itself and as general
partner of EDISON VENTURE FUND IV, L.P.

By:	/s/ Gary P. Golding
Gary P. Golding
General Partner

By:	/s/ Gary P. Golding
GARY P. GOLDING

By:	/s/ John H. Martinson
JOHN H. MARTINSON

By:	/s/ Joseph A. Allegra
JOSEPH A. ALLEGRA

By:	/s/ Ross T. Martinson
ROSS T. MARTINSON